As filed with the Securities and Exchange Commission on January 5, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GMH COMMUNITIES TRUST

(Exact name of Registrant as specified in its charter)

Maryland	20-1181390
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10 Campus Boulevard Newtown Square, Pennsylvania 19073 (610) 355-8000
(Address, including zip code, of Principal Executive Offices)

GMH COMMUNITIES TRUST EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Joseph M. Macchione General Counsel GMH Communities Trust 10 Campus Boulevard Newtown Square, Pennsylvania 19073 (610) 355-8000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Justin W. Chairman, Esq. Leslie S. Cohn, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 (215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of securities to Be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering Price		Amount of registration fee

Common Shares of Beneficial Interest, $.001 par value per share	2,000,000	(1)	(2)	$27,440,000	(2)	$3,229.69

(1)                                  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from share splits, share dividends, recapitalizations or certain other capital adjustments.

(2)                                  Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low prices for the common stock as reported on the New York Stock Exchange on December 30, 2004, which was $13.72.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed by GMH Communities (the “Trust”) with the Commission are incorporated by reference into this Registration Statement:

(1)           The Trust’s prospectus filed pursuant to Rule 424(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Commission on October 29, 2004 (the “Prospectus”);

(2)           The Trust’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Commission on December 15, 2004;

(3)           The Trust’s Current Reports on Form 8-K, as filed with the Commission on October 29, 2004, November 8, 2004, November 12, 2004 and November 29, 2004; and

(4)                 The description of the Trust’s common shares of beneficial interest, par value $.001 per share, contained in the Trust’s Registration Statement on Form 8-A filed with the Commission on September 2, 2004, to register such securities under the Exchange Act.

All reports and other documents subsequently filed by the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

Ernst & Young LLP, independent registered public accounting firm, have audited the balance sheet of GMH Communities Trust as of June 30, 2004 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon which is incorporated by reference herein. The June 30, 2004 balance sheet of GMH Communities Trust is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.  Audited financial statements of GMH Communities Trust to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the combined financial statements of The GMH Predecessor Entities as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about The GMH Predecessor Entities’ ability to continue as a going concern as described in Note 8 to the combined financial statements) incorporated by reference herein. The combined financial statements of The GMH Predecessor Entities as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Collegiate Hall for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Collegiate Hall) incorporated by reference herein. The statement of revenues and certain expenses of Collegiate Hall for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Davis Portfolio for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the combined revenues and expenses of the Davis Portfolio) incorporated by reference herein. The combined statement of revenues and certain expenses of the Davis Portfolio for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Dinerstein Portfolio for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the combined revenues and expenses of the Dinerstein Portfolio) incorporated by reference herein. The combined statement of revenues and certain expenses of the Dinerstein Portfolio for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the statements of revenues and certain expenses of Campus Club Apartments for each of the three years in the period ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statements of revenues and certain expenses, and are not intended to be a complete presentation of the revenues and expenses of Campus Club Apartments) incorporated by reference herein. The statements of revenues and certain expenses Campus Club Apartments for each of the three years in the period ended December 31, 2004 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Campus Club Apartments- Statesboro for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Campus Club Apartments- Statesboro) incorporated by reference herein. The statement of revenues and certain expenses of Campus Club Apartments- Statesboro for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Melrose Apartments of Urbana for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Melrose Apartments of Urbana) incorporated by reference herein. The statement of revenues and certain expenses of Melrose Apartments of Urbana for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Campus Edge Apartments for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Campus Edge Apartments) incorporated by reference herein. The statement of revenues and certain expenses of Campus Edge Apartments for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the combined statement of revenues and certain expenses of the Ambling Portfolio for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenues and certain expenses, and is not intended to be a complete presentation of the combined revenues and expenses of the Ambling Portfolio) incorporated by reference herein. The combined statement of revenues and certain expenses of the Ambling Portfolio for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, have audited the statement of revenues and certain expenses of Grand Marc at University Village for the year ended December 31, 2003 included in the Prospectus as part of the Trust’s Registration Statement on Form S-11 (No. 333-116343), as amended, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenues and certain expenses, and is not intended to be a complete presentation of the revenues and expenses of Grand Marc at University Village) incorporated by reference herein. The statement of revenues and certain expenses of Grand Marc at University Village for the year ended December 31, 2003 is incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Item 4.                                                           Description of Securities.

Not Applicable

Item 5.                                                           Interests of Named Experts and Counsel.

Not Applicable

Item 6.                                                           Indemnification of Trustees and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust (“REIT”) to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  The Trust’s declaration of trust contains a provision which limits the liability of the Trust’s trustees and officers to the maximum extent permitted by Maryland law.

The Trust’s declaration of trust authorizes the Trust to obligate itself, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at the Trust’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Trust or his or her service in any of the capacities set forth in clause (b) above.  The Trust’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Trust and at the Trust’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.  The Trust’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust.  Maryland law requires the Trust to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit unless in each case a court orders indemnification and then only for expenses.  In accordance with the MGCL and the Trust’s bylaws, the bylaws require the Trust, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 7.                                                           Exemption from Registration Claimed.

Not Applicable

Item 8.                                                           Exhibits.

Exhibit	Description

4.1

GMH Communities Trust Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Amendment No. 7 to the Registration Statement on Form S-11 (File No. 333-116343) as filed with the Commission on October 27, 2004).

4.2	Form of Restricted Common Shares Award Agreement for Non-Employee Trustees.

4.3	Form of Restricted Common Shares Award Agreement for Employees.

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on Signature Page of this Registration Statement).

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown Square, Commonwealth of Pennsylvania, on the 5th day of January, 2005.

GMH Communities Trust

By:	/s/ Gary M. Holloway
Gary M. Holloway
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley W. Harris and Joseph M. Macchione, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following individuals in the capacities and on the dates indicated.

/s/ Gary M. Holloway	President, Chief Executive	January 5, 2005
Gary M. Holloway	Officer and Chairman of the
Board of Trustees (Principal
Executive Officer)

/s/ Bradley W. Harris	Chief Financial Officer	January 5, 2005
Bradley W. Harris	(Principal Financial and
Accounting Officer)

/s/ Bruce F. Robinson	President – Military Housing	January 5, 2005
Bruce F. Robinson	Business and Trustee

/s/ Frederick F. Buchholz	Trustee	January 5, 2005
Frederick F. Buchholz

/s/ Adm. James W. Eastwood, Ret.	Trustee	January 5, 2005
Adm. James W. Eastwood, Ret.

/s/ Steven J. Kessler	Trustee	January 5, 2005
Steven J. Kessler

/s/ Denis J. Nayden	Trustee	January 5, 2005
Denis J. Nayden

/s/ Dennis J. O’Leary	Trustee	January 5, 2005
Dennis J. O’Leary

/s/ Richard A. Silfen	Trustee	January 5, 2005
Richard A. Silfen

Exhibit	Description

4.2	Form of Restricted Common Shares Award Agreement for Non-Employee Trustees.

4.3	Form of Restricted Common Shares Award Agreement for Employees.

5.1	Opinion of Venable LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on Signature Page of this Registration Statement).